Exhibit 10.1

PROMISSORY NOTE SECURED BY LEASEHOLD MORTGAGE

Loan No. 51-0903198
$210,000,000	New York, New York
August 30, 2005

MERS MIN # 8000101-0000001752-4

1.	PROMISE TO PAY. For value received, the undersigned LHO BACKSTREETS, LLC., a Delaware limited liability company (“Borrower”), with an address at c/o LaSalle Hotel Properties, 3 Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814, promise(s) to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”), with an address at 1320 Willow Pass Road, Suite 205, Concord, California 94520, or at such other place as may be designated in writing by Lender, the principal sum of TWO HUNDRED TEN MILLION AND NO/100THS DOLLARS ($210,000,000) (“Loan”), with interest thereon as specified herein. All sums owing hereunder are payable in lawful money of the United States of America, in immediately available funds, without offset, deduction or counterclaim of any kind.

2.	SECURED BY DEED OF TRUST. This Note is secured by, among other things, that Leasehold Mortgage and Absolute Assignment of Rents and Leases and Security Agreement (and Fixture Filing) (“Mortgage”) of even date herewith given by Borrower for the benefit of Mortgage Electronic Registration Systems, Inc. a Delaware corporation, identifying this Note as an obligation secured thereby and encumbering certain real property described therein (“Property”).

3.	DEFINITIONS. For the purposes of this Note, the following terms shall have the following meanings:

“30/360 Basis” means on the basis of a 360-day year consisting of 12 months of 30 days each.

“Acceptable Accountant” shall mean (i) a “Big Four” accounting firm (excluding Arthur Andersen), (ii) KPMG or (iii) another independent certified public accountant acceptable to Lender.

“Accrued Interest” shall have the meaning set forth in Section 4.2 hereof.

“Actual/360 Basis” means on the basis of a 360-day year and charged on the basis of actual days elapsed for any whole or partial month in which interest is being calculated.

“Actual Debt Service” means the monthly debt service for the Loan multiplied by twelve (12).

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, owns more than fifty percent (50%) of, is in control of, is controlled by or is under common ownership or control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Anticipated Maturity Date” means September 1, 2015.

“Annual Budget” means the annual budget for the Property prepared and approved in accordance with the Management Agreement (as defined in the Mortgage) and delivered to Lender in accordance with the terms hereof.

“Business Day” means any day other than a Saturday, Sunday, legal holiday or other day on which commercial banks in California are authorized or required by law to close. All references in this Note to a “day” or a “date” shall be to a calendar day unless specifically referenced as a Business Day.

“Cash Flow” shall mean, on an annual basis, as of the Testing Date, the difference between (1) Gross Revenue with respect to the Property actually received by Borrower for the trailing twelve (12) calendar month period ending on the Testing Date, minus (2) the sum of (A) the actual Operating Expenses for such period, (B) an amount for reasonable management expenses equal to the greater of three percent (3%) or the actual management expenses for such period (such management fees shall include both base management fees and incentive management fees), and (C) an amount for FF&E expenditures equal to four percent (4%) of Gross Revenues for such period. Cash Flow shall be adjusted by Lender, if necessary, to accurately reflect the amounts of any extraordinary non-recurring maintenance items that were incurred during such trailing twelve (12) calendar month period.

“Cash Management Agreement” shall mean that certain Cash Management Agreement (In-Place Hard) dated as of the date hereof between Borrower, Operating Tenant (as defined in the Mortgage), Lender, and Manager.

“Code” means the Internal Revenue Code of 1986, as amended to date and as further amended from time to time, or any successor statutes thereto, together with applicable regulations issued pursuant thereto in temporary or final form.

“Collateral” shall have the meaning stated in the Mortgage.

“Debt Service Coverage Ratio” shall mean the ratio of (1) the Cash Flow to (2) the Actual Debt Service.

“Default” shall have the meaning stated in the Mortgage.

“Default Rate” means the lesser of (a) a fixed annual rate equal to 4% plus the Note Rate and (b) the maximum rate of interest permitted by applicable law.

“Defeasance” means the Borrower’s substitution of Collateral and Lender’s release of the lien of the Mortgage upon satisfaction of all of the terms and conditions of Section 12 hereof.

“Defeasance Collateral” means obligations or securities, not subject to prepayment, call or early redemption, each of which qualifies as a “Government security” as defined in Section 2(a)(16) of the Investment Company Act of 1940, as amended (15 U.S.C. §80a-1 et seq.), together with all revenues and proceeds of such obligations or securities.

“Defeasance Date” means the date upon which the Defeasance is completed.

“Defeasance Option End Date” means the last Business Day occurring in May, 2015.

“Defeasance Option Period” means the period from and including the Defeasance Option Start Date to and including the Defeasance Option End Date.

“Defeasance Option Start Date” means the earlier of (a) the twenty-fifth Due Date following the Startup Day of any REMIC established in connection with the last Securitization involving any portion of the Loan and (b) September 1, 2008.

“Defeasance Security Agreements” means a pledge and security agreement and an account control agreement, each in form and substance customary in commercial mortgage defeasance transactions.

“Disbursement Date” means the date upon which the Loan proceeds are funded by Lender into escrow in connection with the closing of the Loan.

“Due Date” means the first day of each calendar month during the period commencing on the First Due Date and ending on the first day of the calendar month occurring immediately prior to the Anticipated Maturity Date, as applicable.

“Effective Date” means the earlier of (a) the date the Mortgage is recorded in the Office of the County Recorder of the county where the Property is located and (b) the date Lender authorizes the Loan proceeds to be released to Borrower.

“Excess Cash Flow” shall have the meaning set forth in the Cash Management Agreement.

“FF&E” shall mean all furniture, furnishings, fixtures, equipment and all other items of personal property customarily used in connection with the operation of the Property and owned by Borrower or Operating Tenant (as defined in the Mortgage).

“FF&E Deposits” shall, collectively, mean the FF&E First Quarterly Reserve Deposit and the FF&E Quarterly Reserve Deposit.

“FF&E Budget” shall mean the annual budget for the FF&E expenditures to be made at the Property, prepared and approved in accordance with the Management Agreement, as such budget may be modified from time to time.

“FF&E First Quarterly Reserve Deposit” shall mean $931,344.00.

“FF&E Quarterly Reserve Deposit” shall mean, on the applicable date of determination, an amount that is equal to the difference of (i) the product of (a) Gross Revenues for the calendar quarter that is two (2) calendar quarters prior to the applicable Due Date (the “Look-Back Quarter”) based on the operating statements delivered to Lender in accordance with Section 2.1(a) hereof, multiplied by (b) four percent (4%), less (ii) the sum of (a) any FF&E expenditures incurred and paid for by Borrower and not reimbursed pursuant to Section 3.4 of Exhibit A to this Note as shown in the FF&E Reserve Deposit Certification in the form attached hereto as Exhibit C, (b) any carry forward credit amounts (amount of expenditures greater than the Maximum FF&E Disbursement (a “Carry Forward Credit”)) from previous determination dates as certified by the Borrower in the FF&E Reserve Deposit Certification on each applicable Due Date, and (c) any amounts collected by Manager in respect of FF&E under, and as permitted by, the Management Agreement; provided such amounts are not duplicative or reimbursed pursuant to (a) above. pursuant to evidence reasonably satisfactory to Lender. The parties hereto agree that Exhibit G attached hereto is an example of the calculation of the FF&E Quarterly Reserve Deposit.

“First Due Date” means September 1, 2005.

“First Full Due Date” means October 1, 2005.

“Gross Revenues” shall mean, for any period of time (and calculated on an accrual basis), all receipts, revenues, income and proceeds of sales of every kind actually received in connection with the operation of the Property, and shall include, without limitation: room rentals; amounts received in connection with the sale of food and liquor; rent or other payments received from tenants, licensees, and occupants of commercial, office and retail space; the proceeds of insurance with respect to use and occupancy or business interruption insurance; deposits forfeited and not refunded; and any amount recovered in any legal action or proceeding or settlement thereof pertaining to room revenues or rents or other income which arose out of the operation of the Property. Gross Revenues shall exclude all sales and excise taxes and any similar taxes collected as direct taxes payable to taxing authorities; gratuities or service charges collected for payment to and paid to employees (except to the extent that they are included as an expense in accordance with the Uniform System of Accounts); credits or refunds to guests; complimentary rooms; proceeds of insurance (except for proceeds of insurance with respect to use and occupancy or business interruption insurance); proceeds of sales of depreciable property; and proceeds of condemnation.

“Guarantor” shall mean LaSalle Hotel Operating Partnership, LP.

“Initial Monthly Payment Amount” means the monthly payment of interest due on the Loan based on the Initial Rate, and calculated in accordance with Section 4 hereof.

“Loan Documents” means the documents identified as such in Exhibit B.

“Manager” shall mean Westin Management Company East or its permitted successors as permitted in the Loan Documents.

“Management Agreement” shall mean the management agreement entered into by and between Operating Tenant (as defined in the Mortgage) and the Manager, pursuant to which the Manager is to provide management and other services with respect to the Property.

“Maturity Date” means September 1, 2035.

“Maximum FF&E Disbursement” shall mean, as of the first day of the subject calendar quarter for which a request is made by Borrower, an amount equal to the outstanding amount of the FF&E Impound as of the last day of the immediately preceding calendar quarter.

“Monthly Payment Amount” means the monthly payment of interest due on the Loan based on the Note Rate and calculated in accordance with Section 4 hereof.

“Note Rate” means (a) from the date hereof through and including the day immediately prior to the Anticipated Maturity Date, a fixed annual rate of 5.28% (the “Initial Rate”) and (b) from the Anticipated Maturity Date through and including the date on which the Loan (and all amounts and sums payable in connection therewith) is paid in full, an interest rate per annum (the “Revised Rate”) equal to five percent (5%) above the greater of (i) the Initial Rate and (ii) the Treasury Rate. Lender shall notify Borrower of the amount and basis of determination of the Revised Rate, which determination shall be conclusive and binding on Borrower absent manifest error.

“Open Period Start Date” means June 1, 2015.

“Operating Expenses” shall mean all reasonable operating expenses of the Property, including, without limitation, those for maintenance, repairs, annual taxes, insurance, utilities and other annual expenses (but not capital expenses) that are standard and customary for properties similar to the Property, and which are set forth in the Annual Budget. Operating Expenses for this purpose shall not include depreciation.

“Prepayment Lockout End Date” means May 31, 2015.

“Prepayment Lockout Period” means the period from and including the Effective Date to and including the Prepayment Lockout End Date.

“Rating Agencies” means Fitch, Inc., Moody’s Investors Service, Inc., Standard & Poor’s Rating Services and any other nationally-recognized statistical rating organization that, in connection with the securitization of the Loan by a REMIC maintains a rating, on the Defeasance Date, of the securities issued by the REMIC.

“Rating Agency Confirmation” means shall mean a written affirmation from each of the Rating Agencies that the credit rating of the securities issued in connection with the Loan (or any portion thereof or interest therein) by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“Secondary Market Transactions” shall mean the sale or transfer of the Loan or any portion thereof as a whole loan, (ii) the sale or participation of the Loan, or (iii) the securitization of the Loan or any portion thereof in a single asset securitization or a pooled loan securitization. The transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization.”

“Securities” shall mean any certificates, notes, or other securities issues in connection with a Securitization.

“Sponsor” means LaSalle Hotel Properties.

“Sponsor SPE” means a single purpose, bankruptcy remote entity (i) which, together with certain of its constituent entities (to the extent applicable), satisfies the representations, warranties and covenants contained in Section 5.2 of the Mortgage, (ii) in which Sponsor owns at least a 51% direct or indirect equity ownership interest and (iii) which is controlled (as such term is defined in the Mortgage) by Sponsor.

“Sponsor SPE Assumption” means the assumption of the Loan by Sponsor SPE which is governed by the terms and provisions of Section 4 of Exhibit A hereof.

“Rating Agencies” means prior to a Securitization, Fitch, Inc. (“Fitch”), Moody’s Investors Service, Inc. (“Moody’s”), Standard & Poor’s Rating Services (“S&P”) or any other nationally-recognized statistical rating organization that is a successor to any of the foregoing or that has been approved by Lender and which will rate (or are anticipated to rate) the Securities in connection with the Securitization and after a Securitization, any of the foregoing that have rated the Securities.

“REMIC” means a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“Startup Day” means the “startup day” within the meaning of Section 860G(a)(9) of the Code.

“Successor Borrower” means an entity designated by Lender whose sole purpose is to own the Defeasance Collateral delivered by Borrower under Section 14 and assume Borrower’s obligations with respect to the Loan either alone, or together with the Defeasance Collateral for other, previously defeased loans or portions of loans assumed by Successor Borrower which are also held by the REMIC that holds this Note. Successor Borrower shall, in either case, be restricted from taking actions that could result in its bankruptcy or dissolution.

“Testing Date” shall mean March 31, June 30, September 30, and December 31, of each calendar year, with the first such Testing Date commencing as of December 31, 2005.

“Treasury Rate” shall mean, as of the date of determination, the yield, calculated by Lender by linear interpolation (rounded to the nearest one-thousandth of one percent (i.e., 0.001%) of the yields of non-inflation adjusted noncallable United States Treasury obligations with terms (one longer and one shorter) most nearly approximating the period from such date of determination to the Maturity Date, as determined by Lender on the basis of Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Governmental Security/Treasury Constant Maturities, or another recognized source of financial market information selected by Lender. Lender’s determination of the Treasury Rate shall be final absent manifest error.

4.	INTEREST; PAYMENTS.

4.1.	Interest Accrual. Interest on the outstanding principal balance of this Note shall accrue from the Disbursement Date at the Note Rate calculated on an Actual/360 Basis.

4.2.

Payments. Monthly payments, each in the Monthly Payment Amount, shall commence on the First Full Due Date and continue on each Due Date thereafter. In addition, if the Disbursement Date is not the first day of a calendar month, an interest payment shall also be due on the First Due Date. On each Due Date occurring after the Anticipated Maturity Date, Borrower shall make a payment to Lender (i) of the Initial Monthly Payment Amount, and (ii) of any Excess Cash Flow, which Excess Cash Flow payment shall be applied in accordance with Sections 4.1.1(i) and Section 4.3 of the Cash Management Agreement. All interest shall be paid in arrears. From and after the Anticipated Maturity Date, all interest accruing at the Revised Rate in excess of interest calculated at the Initial Rate (“Accrued Interest”) shall accrue and be deferred, and, to the extent permitted by applicable law, shall earn interest at the Revised Rate and shall be payable in accordance with the terms hereof and the Cash Management Agreement. On the Anticipated Maturity Date, all unpaid principal and accrued but unpaid interest shall be due and owing in full. Except as otherwise specifically provided in this Note or the other Loan Documents, all payments and deposits due under this Note or the other Loan Documents shall be made to Lender not later than 12:00 noon, California time, on the day on which such payment or deposit is due. Any funds received by Lender after such time shall, for all purposes, be deemed to have been received on the next succeeding Business Day.

4.3.	Acknowledgments. Borrower acknowledges that interest calculated on an Actual/360 Basis exceeds interest calculated on a 30/360 Basis and, therefore: a greater portion of each monthly installment of interest will be applied to interest using the Actual/360 Basis than would be the case if interest accrued on a 30/360 Basis.

4.4.	Application of Payments. Prior to a Default, all payments paid by Borrower to Lender in connection with the obligations of Borrower under this Note and under the other Loan Documents shall be applied in the following order of priority: (a) to accrued but unpaid interest on this Note; (b) to the unpaid principal balance of this Note; and (c) to amounts, other than principal and interest, due to Lender pursuant to this Note or the other Loan Documents. Borrower irrevocably waives the right to direct the application of any payments at any time received by Lender from or on behalf of Borrower, and Borrower agrees that Lender shall have the continuing exclusive right to apply any such payments to the then due and owing obligations of Borrower in such order of priority as Lender may deem advisable.

5.	LATE CHARGE; DEFAULT RATE.

5.1.	Late Charge. If all or any portion of any payment (including, without limitation, any payment of any interest, Monthly Payment Amount, any payment of Excess Cash Flow, impound, or other deposit) required hereunder (other than the payment due on the Anticipated Maturity Date) is not paid or deposited on or before the fourth day following the day on which the payment is due Borrower shall pay a late or collection charge, as liquidated damages, equal to 4% of the amount of such unpaid payment. If all or any portion of the payment due on the Anticipated Maturity Date or the Maturity Date, as applicable, is paid after the Anticipated Maturity Date and on a date which is not the first day of a month, Borrower shall pay a late or collection charge, as liquidated damages, equal to the interest which would have accrued on such amount during the period commencing on the date payment of such amount is actually made and ending on the last day of the calendar month in which payment of such amount is actually made. Borrower acknowledges that Lender will incur additional expenses as a result of any late payments or deposits hereunder, which expenses would be impracticable to quantify, and that Borrower’s payments under this Section 5.1 are a reasonable estimate of such expenses.

5.2.	Default Rate. Commencing upon a Default and continuing until such Default shall have been cured by Borrower, all sums owing on this Note shall bear interest until paid in full at the Default Rate.

6.	MAXIMUM RATE PERMITTED BY LAW. Neither this Note nor any of the other Loan Documents shall require the payment or permit the collection of any interest or any late payment charge in excess of the maximum rate permitted by law. If any such excess interest or late payment charge is provided for under this Note or any of the other Loan Documents or if this Note or any of the other Loan Documents shall be adjudicated to provide for such excess, neither Borrower nor Borrower’s successors or assigns shall be obligated to pay such excess, and the right to demand the payment of any such excess shall be and hereby is waived, and this provision shall control any other provision of this Note or any of the other Loan Documents. If Lender shall collect amounts which are deemed to constitute interest and which would increase the effective interest rate to a rate in excess of the maximum rate permitted by law, all such amounts deemed to constitute interest in excess of the maximum legal rate shall, upon such determination, at the option of Lender, be returned to Borrower or credited against the outstanding principal balance of this Note.

7.	ACCELERATION. If (a) Borrower shall fail to pay when due any sums payable under this Note; (b) any other Default shall occur; or (c) any other event or condition shall occur which, under the terms of the Mortgage or any other Loan Document, gives rise to a right of acceleration of sums owing under this Note, then Lender, at its sole option, shall have the right to declare all sums owing under this Note immediately due and payable; provided, however, that if the Mortgage or any other Loan Document provides for the automatic acceleration of payment of sums owing under this Note, all sums owing under this Note shall be automatically due and payable in accordance with the terms of the Mortgage or such other Loan Document.

8.	BORROWER’S LIABILITY.

8.1.	Limitation. Except as otherwise provided in this Section 8, Lender’s recovery against Borrower under this Note and the other Loan Documents shall be limited solely to the Property and the Collateral. Notwithstanding anything to the contrary contained in the Loan Documents, neither any present or future Constituent Member (as hereinafter defined) in the Borrower nor any present or future shareholder, office, director, employee, trustee, beneficiary, advisor, partner, member, principal, participant or agent of or in Borrower or of or in any person or entity that is or becomes a Constituent Member in Borrower (but expressly excluding Guarantor) shall have any personal liability, directly or indirectly, under or in connection with the Loan Documents, or any amendment or amendments to any of the foregoing made at any time or times hereafter, except to the extent such liability is imposed by applicable law or is expressly agreed to by such Constituent Member in writing. Lender, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability against such Constituent Members except to the extent such liability is imposed by applicable law or expressly agreed to in writing by such Constituent Member.

The term “Constituent Member,” as used herein, shall mean any direct member in Borrower and any person or entity that, directly or indirectly through one or more other partnerships, limited liability companies, business trusts, corporations, or other entities, is a member and/or equityholder in Borrower, but specifically excluding Guarantor.

8.2.	Exceptions. Nothing contained in Section 8.1 or elsewhere in this Note or the other Loan Documents, however, shall limit in any way the personal liability of Borrower owed to Lender (a) for any losses, costs (including, but not limited to, any reasonable attorney’s fees) or damages incurred by Lender (including, without limitation, any impairment of Lender’s security for the Loan) with respect to any of the following matters: (i) fraud or willful misrepresentation; (ii) material physical waste of the Property or the Collateral; (iii) failure to pay property or other taxes, assessments or charges (other than amounts paid to Lender for taxes, assessments or charges pursuant to Impounds as defined in Exhibit A and where Lender elects not to apply such funds toward payment of the taxes, assessments or charges owed) which may create liens senior to the lien of the Mortgage on all or any portion of the Property but only to the extent the Property produces adequate cash flow to pay such taxes, assessments and/or charges (after the payment of required debt service under the Loan); (iv) misappropriation of any insurance or condemnation proceeds or awards or any security deposits received by Borrower or Operating Tenant; (v) misappropriation of any rents, royalties, accounts, revenues, income, issues, profits and other benefits from the Property which are collected or received by Borrower or Operating Tenant during the period of any Default or after acceleration of the indebtedness and other sums owing under the Loan Documents; (vi) any breach by Borrower or Operating Tenant of any covenant or indemnity regarding Hazardous Materials (as defined in the Mortgage) contained in the Loan Documents or any indemnity agreement executed by Borrower in favor of Lender in connection with the Loan (“Hazardous Materials Indemnity Agreement”) or any representation or warranty of Borrower or Operating Tenant contained in (I) the Loan Documents and regarding Hazardous Materials or (II) any Hazardous Materials Indemnity Agreement proving to have been untrue when made; (vii) any breach by Borrower or Operating Tenant of the covenant set forth in Section 6.3 of the Mortgage relating to ongoing compliance with the Americans with Disabilities Act of 1990, as amended from time to time (42 U. S. C. Section 12101 et seq.) and the requirements of 521 CMR of the Massachusetts Architectural Board as set forth in the Building Condition Report prepared and delivered to Lender in connection with the Loan; (viii) any breach by Borrower or Operating Tenant of the covenant set forth in Section 6.28 of the Mortgage; or (ix) Borrower’s indemnification of Lender set forth in Section 6.23 of the Mortgage; (b) in the event the Property or the Collateral shall become an asset in (i) a voluntary bankruptcy or insolvency proceeding or (ii) an involuntary bankruptcy or insolvency proceeding filed by Borrower or Operating Tenant or any affiliate, officer, director, or representative which controls, directly or indirectly, Borrower or Operating Tenant (but not one filed by Lender) (or any such entity joins in the filing of an involuntary bankruptcy or insolvency proceeding) which proceeding is not dismissed within 90 days of filing; or (c) in the event of a Default resulting from a Prohibited Property Transfer (as defined in the Mortgage) or a Prohibited Equity Transfer (as defined in the Mortgage); or (d) (i) the breach by Borrower of any representation or warranty of Borrower regarding the Ground Lease (as defined in the Mortgage), or (ii) any termination, surrender, amendment, restatement, modification, or subordination of the Ground Lease caused by Borrower or any Borrower Affiliate, or consented to by Borrower or any Borrower Affiliate, which shall have occurred without Lender’s prior written consent.

8.3.	No Release or Impairment. Nothing contained in Section 8.1 shall be deemed to release, affect or impair the indebtedness evidenced by this Note or the obligations of Borrower under, or the liens and security interests created by the Loan Documents, or Lender’s rights to enforce its remedies under this Note and the other Loan Documents, including, without limitation, the right to pursue any remedy for injunctive or other equitable relief, or any suit or action in connection with the preservation, enforcement or foreclosure of the liens, mortgages, assignments and security interests which are now or at any time hereafter security for the payment and performance of all obligations under this Note or the other Loan Documents.

8.4.	Prevail and Control. The provisions of this Section 8 shall prevail and control over any contrary provisions elsewhere in this Note or the other Loan Documents.

9.	NON-GRANTOR BORROWER. If any Borrower is not also a Grantor (as defined in the Mortgage), such Borrower hereby makes all representations and warranties contained in Article 5 of the Mortgage, all covenants contained in Section 6.15 of the Mortgage, and all indemnities contained in Section 6.19 of the Mortgage, jointly and severally with the Grantor, to and for the benefit of Beneficiary and Beneficiary Group (both as defined in the Mortgage).

10.	MISCELLANEOUS.

10.1.	Joint and Several Liability. If this Note is executed by more than one person or entity as Borrower, the obligations of each such person or entity shall be joint and several. No person or entity shall be a mere accommodation maker, but each shall be primarily and directly liable hereunder.

10.2.	Waiver of Presentment. Except as otherwise provided in any other Loan Document, Borrower hereby waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of intent to accelerate, notice of acceleration, notice of nonpayment, notice of costs, expenses or losses and interest thereon, and notice of interest on interest and late charges.

10.3.	Delay In Enforcement. No previous waiver or failure or delay by Lender in acting with respect to the terms of this Note or the Mortgage shall constitute a waiver of any breach, default or failure of condition under this Note, the Mortgage or the obligations secured thereby. A waiver of any term of this Note, the Mortgage or of any of the obligations secured thereby must be made in writing signed by Lender, shall be limited to the express terms of such waiver, and shall not constitute a waiver of any subsequent obligation of Borrower. The acceptance at any time by Lender of any past-due amount shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.

10.4.	Time of the Essence. Time is of the essence with respect to every provision hereof.

10.5.	Governing Law. This Note was accepted by Lender in the state of New York, which state the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby. Accordingly, in all respects, including, without limiting the generality of the foregoing, matters of construction, validity, enforceability and performance, this Note, the Mortgage and the other Loan Documents and the obligations arising hereunder and thereunder shall be governed by, and construed in accordance with, the laws of the state of New York applicable to contracts made and performed in such state and any applicable law of the United States of America, except that at all times the provisions for the enforcement of Lender’s STATUTORY POWER OF SALE granted under the Mortgage securing this Note and the creation, perfection and enforcement of the security interests created pursuant thereto and pursuant to the other Loan Documents shall be governed by and construed according to the law of the state where the Property is located. Except as provided in the immediately preceding sentence, Borrower hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any claim to assert that the law of any jurisdiction other than New York governs the Mortgage, this Note and the other Loan Documents.

10.6.	Consent to Jurisdiction. Borrower irrevocably submits to the jurisdiction of: (a) any state or federal court sitting in the state of New York over any suit, action, or proceeding, brought by Borrower against Lender, arising out of or relating to this Note or the Loan evidenced hereby; (b) any state or federal court sitting in the state where the Property is located or the state in which Borrower’s principal place of business is located over any suit, action or proceeding, brought by Lender against Borrower, arising out of or relating to this Note or the Loan evidenced hereby; and (c) any state court sitting in the county of the state where the Property is located over any suit, action, or proceeding, brought by Lender to exercise its STATUTORY POWER OF SALE under the Mortgage or any action brought by the Lender to enforce its rights with respect to the Collateral. Borrower irrevocably waives, to the fullest extent permitted by law, any objection that Borrower may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in any such court and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

10.7.	Counterparts. This Note may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original and all of which taken together shall be deemed to be one and the same Note.

10.8.	Heirs, Successors and Assigns. All of the terms, covenants, conditions and indemnities contained in this Note and the other Loan Documents shall be binding upon the heirs, successors and assigns of Borrower and shall inure to the benefit of the successors and assigns of Lender. The foregoing sentence shall not be construed to permit Borrower to assign the Loan except as otherwise permitted in this Note or the other Loan Documents.

10.9.	Severability. If any term of this Note, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Note, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Note shall be valid and enforceable to the fullest extent permitted by law.

10.10.	Consents and Approvals. Wherever Lender’s consent, approval, acceptance or satisfaction is required under any provision of this Note or any of the other Loan Documents, such consent, approval, acceptance or satisfaction shall not be unreasonably withheld, conditioned or delayed by Lender unless such provision expressly so provides.

10.11.	Notices. All notices and other communications that are required or permitted to be given to a party under this Note shall be in writing and shall be sent to such party, either by personal delivery, by overnight delivery service, by certified first class mail, return receipt requested, or by facsimile transmission to the address or facsimile number below. All such notices and communications shall be effective upon receipt of such delivery or facsimile transmission. The addresses and facsimile numbers of the parties shall be:

10.12.	Commercial Loan. Borrower warrants that the loan evidenced by this Note is being made solely to acquire or carry on a business or commercial enterprise, and/or Borrower is a business or commercial organization. Borrower further warrants that all of the proceeds of this Note shall be used for commercial purposes and stipulates that the loan evidenced by this Note shall be construed for all purposes as a commercial loan, and is made for other than personal, family or household purposes.

Borrower:	Lender:

LHO Backstreets, LLC

c/o LaSalle Hotel Properties

3 Bethesda Metro Center Suite 1200

Bethesda, Maryland 20814

FAX No.: (301) 941-1553

Attention: CFO

With a copy to:

DLA Piper Rudnick Gray Cary US LLP

4700 Six Forks Road, Suite 200

Raleigh, North Carolina 27609-5244

Attention: William R. Klapp, Jr., Esq.

Facsimile No.: (919) 786-2200

Wells Fargo Bank, N. A. 1320 Willow Pass Road, Suite 205 Concord, CA 94520 Loan No. 51-0901764 FAX No.: (925) 691-5249

10.13.	Exhibits. Exhibits A and G attached hereto are incorporated herein by this reference.

11.	PREPAYMENT - DEFEASANCE ONLY. Borrower acknowledges that any prepayment of this Note will cause Lender to lose its interest rate yield on this Note and will possibly require that Lender reinvest any such prepayment amount in loans of a lesser interest rate yield (including, without limitation, in debt obligations other than first mortgage loans on commercial properties). As a consequence, Borrower agrees as follows, as an integral part of the consideration for Lender’s making the Loan:

11.1.	Voluntary Prepayment. Any voluntary prepayment of this Note: (a) is prohibited during the Prepayment Lockout Period, and (b) is permitted in full only, and not in part.

11.2.	Prepayment Charge.

(a)

Basic Charge. Except as provided below, if this Note is prepaid prior to the Open Period Start Date, whether such prepayment is involuntary or upon acceleration of the principal amount of this Note by Lender following a Default, Borrower shall pay to Lender on the prepayment date (in addition to all other sums then due and owing to Lender under the Loan Documents) a prepayment charge equal to the greater of the following two amounts: (i) an amount equal to 1% of the amount prepaid; or (ii) an amount equal to (A) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required under this Note, calculated by discounting such payments from their respective Due Dates (or, with respect to the payment required on the Anticipated Maturity Date (assuming solely for purposes of this Subsection 11.2(a) that the entire outstanding amount of the Loan is due and payable on the Anticipated Maturity), from the Anticipated Maturity Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (B) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date. For purposes of the foregoing, “Periodic Treasury Yield” means (iii) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Maturity Date (or if two or more such securities have maturity dates equally close to the

Maturity Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth Business Day preceding the prepayment date, divided by (iv) 12, if the Due Dates are monthly, or 4, if the scheduled Due Dates are quarterly.)

(b)	Additional Charge. If this Note is prepaid on any day other than a Due Date, whether such prepayment is voluntary, involuntary or upon full acceleration of the principal amount of this Note by Lender following a Default, Borrower shall pay to Lender on the prepayment date (in addition to the basic prepayment charge described in Section 11.2.a above and all other sums then due and owing to Lender under this Note and the other Loan Documents) an additional prepayment charge equal to the interest which would otherwise have accrued on the amount prepaid (had such prepayment not occurred) during the period from and including the prepayment date to and including the last day of the month in which the prepayment occurred.

(c)	Exclusion. Notwithstanding the foregoing, no prepayment charge of any kind shall apply in respect to any prepayment resulting from Lender’s application of any insurance proceeds or condemnation awards to the outstanding principal balance of the Loan.

11.3.	Effect of Prepayment. No partial prepayment of this Note shall change any Due Date or the Monthly Payment Amount, unless Lender otherwise agrees in writing.

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11.4.	Waiver. Borrower waives any right to prepay this Note except under the terms and conditions set forth in this Section 11 and agrees that if this Note is prepaid, Borrower shall pay the prepayment charge set forth above. Borrower hereby acknowledges that: (a) the inclusion of this waiver of prepayment rights and agreement to pay the prepayment charge for the right to prepay this Note was separately negotiated with Lender; (b) the economic value of the various elements of this waiver and agreement was discussed; and (c) the consideration given by Borrower for the Loan was adjusted to reflect the specific waiver and agreement negotiated between Borrower and Lender and contained herein.

Borrower’s Initials /s/ PM

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12.	DEFEASANCE-FULL.

12.1.	Borrower Right to Defease. At any time during the Defeasance Option Period, Borrower may elect to effect a Defeasance in accordance with the provisions of this Section 12, at Borrower’s sole cost and expense.

12.2.	Conditions. Borrower shall only have the right to cause a Defeasance if all of the following conditions have been satisfied:

(a)	Notice. Borrower shall give at least 45 days but not more than 90 days written notice to Lender specifying the Borrower’s intended Defeasance Date. Borrower shall be solely responsible for all of Lender’s expenses in connection with the Defeasance, whether or not the Defeasance shall be completed. If any such notice shall have been given by Borrower, Borrower shall be obligated to complete the Defeasance on the Defeasance Date, unless (i) such notice is revoked in writing by Borrower prior to the Defeasance Date or (ii) Borrower has exercised an Extension Option (hereinafter defined), in which case Borrower shall be obligated to complete the Defeasance no later than two Business Days after the Defeasance Date. On up to two (2) occasions during the term of the Loan, Borrower shall have the right, upon written notice to Lender, to extend the Defeasance Date for a period of up to thirty (30) days in each instance (each, an “Extension Option”). It being understood that Borrower shall be liable for all Lender’s out-of-pocket expenses incurred in connection with each Extension Option.

(b)	No Default. No Default shall exist or would exist with notice or passage of time, or both, either on the date of receipt of Borrower’s notice under Section 12.2.a above or on the Defeasance Date;

(c)	Payments. Borrower shall pay in full, on or before the Defeasance Date (i) all unpaid interest accruing under this Note to and including the Defeasance Date (or otherwise cause Successor Borrower to assume liability for such interest), (ii) all other sums due under this Note and the other Loan Documents on or before the Defeasance Date, (iii) all escrow, closing, recording, legal, appraisal, Rating Agency and other fees, costs and expenses paid or incurred by Lender or its agents in connection with the Defeasance, the release of the lien of the Mortgage on the Property, the review of the proposed Defeasance Collateral and the preparation of the Defeasance Security Agreements and related documentation, and (iv) any revenue, documentary stamp, intangible or other taxes, charges or fees due in connection with the transfer or assumption of this Note or the Defeasance;

(d)	Deliveries. Borrower shall, at Borrower’s sole cost and expense, deliver the following items to Lender on or before the Defeasance Date:

(i)	The Defeasance Collateral, as substitute collateral for the Loan, provided however the principal and interest payments under the Defeasance Collateral (without regard to earnings from reinvestment of proceeds) must be, in timing and amounts, sufficient to provide for payment prior, but as close as possible, to (A) all Due Dates occurring after the Defeasance Date, (with each such payment being equal to or greater than the amount of the corresponding Monthly Payment Amount) and (B) the Anticipated Maturity Date (with such payment being equal to or greater than the sum of (x) the amount of the outstanding principal balance of the Loan and (y) all applicable interest outstanding and/or payable on the Anticipated Maturity Date); and provided further, however, that Borrower shall take such actions, enter such agreements and issue such orders or directions (including those specified below), as are necessary or appropriate and in accordance with customary commercial standards to effectuate book-entry transfers and pledges through the book-entry facilities of the institution holding the Defeasance Collateral or otherwise to create and perfect a valid, enforceable, first priority security interest in the Defeasance Collateral in favor of Lender;

(ii)	The Defeasance Security Agreements creating, attaching and perfecting a first priority security interest in favor of Lender in the Defeasance Collateral under the law of the jurisdiction selected by Lender, which agreements shall provide, among other things, that all payments generated by the Defeasance Collateral shall be paid directly to Lender and applied by Lender to amounts then due and payable under this Note;

(iii)	A certificate of Borrower certifying that all of the requirements of this Section 12 have been satisfied;

(iv)	Opinions of counsel for Borrower, addressed to Lender and all Rating Agencies and delivered by counsel reasonably satisfactory to Lender, subject only to customary assumptions, qualifications and exceptions, stating, among other things, that (A) Lender has a perfected first priority security interest in the Defeasance Collateral and (B) the Defeasance Security Agreements are enforceable against Borrower in accordance with their terms. Borrower shall also cause to be delivered an opinion of counsel, addressed to Lender and all Rating Agencies and delivered by counsel reasonably satisfactory to Lender, subject only to customary assumptions, qualifications and exceptions, stating, among other things, that any REMIC that holds this Note immediately prior to the Defeasance Date will not, as a result of the Defeasance, fail to maintain its status as a REMIC;

(v)	A certificate, addressed to Lender and all Rating Agencies, from a firm of independent certified public accountants reasonably acceptable to Lender, subject only to customary assumptions, qualifications and exceptions, certifying that the Defeasance Collateral satisfies the requirements of Section 12.2.d. (i) above;

(vi)	If this Note is held by a REMIC, written evidence from all of the Rating Agencies that the Defeasance will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to the Defeasance for any securities representing interests in such REMIC which are then outstanding; and

(vii)	Such other certificates, opinions, documents or instruments as are customary in commercial mortgage defeasance transactions to effect the Defeasance.

(e)	Release of Lien. Upon satisfaction of all conditions specified in this Section 12, the Property and the Collateral shall be released from the lien of the Mortgage and the other Loan Documents, and the Defeasance Collateral and the proceeds thereof shall constitute the only collateral securing the obligations of Borrower under this Note and the other Loan Documents. Lender shall, at Borrower’s expense, prepare, execute, and deliver any instruments reasonably necessary to release the lien of the Mortgage from the Property and the Collateral.

(f)

Assignment and Assumption. In connection with the Defeasance, Borrower shall, at the request of Lender, assign all of its right, title and interest in and to the pledged Defeasance Collateral and all its obligations and rights under this Note and the Defeasance Security Agreements to Successor Borrower. Successor Borrower shall execute an assumption agreement in form and substance customary in commercial mortgage defeasance transactions, pursuant to which it shall assume Borrower’s obligations under this Note and the Defeasance Security Agreements. As conditions to such assignment and assumption, Borrower shall (i) deliver to Lender opinions of counsel addressed to Lender and all Rating Agencies, in form and substance customary in commercial Defeasance transactions and delivered by counsel reasonably satisfactory to Lender, and subject only to customary assumptions, qualifications and exceptions, stating, among other things, that such assumption agreement is enforceable against Borrower and Successor Borrower in accordance with its terms and that this Note and the Defeasance Security Agreements, as so assumed, are enforceable against Successor Borrower in accordance with their respective terms, and that the bankruptcy of any affiliate of Successor Borrower will not affect the assets of Successor Borrower; and (ii) pay all costs and expenses incurred by Lender or its agents in connection with such assignment and assumption (including, without limitation, the formation or review of Successor Borrower and the preparation of the assumption agreement and related documentation). Upon such assumption by Successor Borrower, Borrower shall be relieved of its obligations under this Note, the Defeasance Security Agreements and the other Loan Documents other than (iii) representations and warranties made in connection with the Defeasance, (iv) the obligation to effect the Defeasance in accordance with this Section 12, and to provide further assurances as necessary to do so, (v) liability for losses to Lender resulting from an avoidance, rescission or set-aside of the Defeasance as a result of actions taken or suffered by Borrower, and (vi) those obligations which are specifically intended to survive the repayment of the Loan or other termination, satisfaction or assignment of this Note, the Defeasance Security Agreements or the other Loan Documents or Lender’s exercise of its rights and remedies under any of such documents and instruments.

13.	WAIVER OF JURY TRIAL. LENDER AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF LENDER OR BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER TO MAKE THE LOAN TO BORROWER.

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IN WITNESS WHEREOF, Borrower has duly executed this Note under seal as of the day and year first above written.

BORROWER:

LHO BACKSTREETS, L.L.C., a Delaware limited liability company

By:	/c/ Pat Meara
Pat Meara, Authorized Signatory

Loan No. 51-0903198

EXHIBIT A TO PROMISSORY NOTE

Additional Terms And Conditions

This Exhibit A is attached to and forms a part of that Promissory Note (“Note”) executed by LHO BACKSTREETS, LLC, a Delaware limited liability company (“Borrower”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”).

1.	DISBURSEMENT OF LOAN PROCEEDS; LIMITATION OF LIABILITY. Borrower hereby authorizes Lender to disburse the proceeds of the Loan, after deducting any and all fees owed by Borrower to Lender in connection with the Loan, to First American Title Insurance Company. With respect to such disbursement, Borrower understands and agrees that Lender does not accept responsibility for errors, acts or omissions of others, including, without limitation, the escrow company, other banks, communications carriers or clearinghouses through which the transfer of Loan proceeds may be made or through which Lender receives or transmits information, and no such entity shall be deemed Lender’s agent. As a consequence, Lender shall not be liable to Borrower for any actual (whether direct or indirect), consequential or punitive damages which may arise with respect to the disbursement of Loan proceeds, whether or not (a) any claim for such damages is based on tort or contract, or (b) either Lender or Borrower knew or should have known of the likelihood of such damages in any situation.

2.	FINANCIAL STATEMENTS.

2.1.	Statements Required. During the term of the Loan and while any liabilities of Borrower to Lender under any of the Loan Documents remain outstanding and unless Lender otherwise consents in writing, Borrower shall provide to Lender the following:

(a)

Monthly Operating Statement. Not later than 30 days after and as of the end of each calendar month, an operating statement, signed and dated by Borrower, showing all revenues and expenses during such month and year-to-date, relating to the Property, including, without limitation, (i) an occupancy report for such period, setting forth the average daily room rate, (ii) any and all franchise inspection reports received by Borrower during the subject period and (iii) an operating statement for the Property for the preceding calendar month, as applicable (prepared in accordance with the Uniform System of Accounts), certified as true, correct and complete by the chief financial officer or other authorized officer of Borrower (provided however that such certification shall only be required to address information contained in such statements relating to matters from and after the date Borrower acquired title to the Property), together with: (A) a comparison of the results for such month with (1) the projections for such time period contained in the Annual Budget and business plan and (2) the actual results for the same period of time in the

EXHIBIT A-1

immediately preceding calendar year; and (B) if available in the market in which the Property is located, the most recent Smith Travel Research STAR report (showing the Property together with the Property’s primary competitive set), the Borrower hereby agreeing to participate in and subscribe to such report, if available. The monthly operating statements and the items referred to in clause (iii)(A) above shall be prepared and presented for all applicable periods in accordance with the Uniform System of Accounts for Hotels.

(b)	Annual Budget. Within ten (10) days of Borrower’s receipt thereof from Manager, pursuant to and in accordance with the Management Agreement, an Annual Budget detailing the projected Operating Expenses and capital expenditures and Gross Revenues for the Property for the next fiscal year, prepared in accordance with the Management Agreement, certified by the chief financial officer or controller of Borrower and Sponsor to be a true, complete, and correct copy of the Annual Budget adopted by Borrower for such fiscal year.

(c)	FF&E Budget. Within ten (10) days of Borrower’s receipt thereof from Manager, pursuant to and in accordance with the Management Agreement, the FF&E Budget detailing the projected FF&E expenditures for the Property for the next fiscal year, prepared in accordance with the Management Agreement, certified by the chief financial officer or controller of Borrower and Sponsor to be a true, complete, and correct copy of the FF&E Budget adopted by Borrower for such fiscal year.

(d)	Quarterly Debt Service Coverage Ratio Statement/Quarterly Operating Statement. Not later than 30 days after the end of each calendar quarter, a debt service coverage ratio statement setting forth the Debt Service Coverage Ratio for the trailing 12 months (“Debt Service Coverage Ratio Statement”) acceptable to Lender. Additionally, Borrower shall deliver quarterly operating statements in a form reasonably approved by Lender, certified as true, correct, and complete by the chief financial officer or other authorized officer of Borrower. Such quarterly statements shall contain an operating statement for the 12 month period ending with such quarter.

(e)	Balance Sheet. Not later than 120 days after and as of the end of each fiscal year, a balance sheet, audited by an Acceptable Accountant, showing all assets and liabilities of Borrower and Operating Tenant. Lender agrees that the audited balance sheet for Borrower and Operating Tenant may be part of the consolidated balance sheet of Sponsor, provided each is shown as a separate legal entity.

(f)	Management Agreement. From time to time, upon Borrower’s receipt from Manager of any notice of default, material notice, property improvement plan, or capital expenditure plan, Borrower shall promptly deliver a copy of same to Lender.

EXHIBIT A-2

(g)	Other Information. From time to time, upon Lender’s delivery to Borrower of at least 10 days’ prior written notice, such other information with regard to Borrower, principals of Borrower, Operating Tenant, principals of Operating Tenant, guarantors or the Property as Lender may reasonably request in writing.

2.2.	Form; Warranty. Borrower agrees that all financial statements to be delivered to Lender pursuant to Section 2.1 shall: (a) be complete and correct; (b) present fairly the financial condition of the party; (c) disclose all liabilities that are required to be reflected or reserved against; and (d) be prepared in hard copy or electronic formats, and in accordance with the Uniform System of Accounts for Hotels or other accounting standards acceptable to Lender. Borrower shall be deemed to warrant and represent that, as of the date of delivery of any such financial statement, there has been no material adverse change in financial condition, nor have any assets or properties been sold, transferred, assigned, mortgaged, pledged or encumbered since the date of such financial statement except as disclosed by Borrower in a writing delivered to Lender. Borrower agrees that all information to be delivered to Lender pursuant to Section 2.1 shall not contain any misrepresentation or omission of a material fact.

2.3.	Late Charge. If any financial statement or other item required to be delivered to Lender pursuant to Section 2.1 is not timely delivered and Borrower does not deliver the same within ten (10) days’ receipt of notice from Lender of such failure, Borrower shall promptly pay to Lender, as a late charge, the sum of $500 per item. In addition, Borrower shall promptly pay to Lender an additional late charge of $500 per item for each full month during which such item remains undelivered following written notice from Lender. Borrower acknowledges that Lender will incur additional expenses as a result of any such late deliveries, which expenses would be impracticable to quantify, and that Borrower’s payments under this Section 2.3 are a reasonable estimate of such expenses.

3.	IMPOUNDS AND CASH MANAGEMENT.

3.1.

Tax Impound. Borrower shall deposit with Lender the following amount(s) (collectively, “Tax Impound”): on the date hereof, $684,877.33, and on the First Full Due Date and on each Due Date thereafter, an amount equal to $342,439, which shall be sufficient to pay the taxes, assessments and other liabilities payable by Borrower under Section 6.9 of the Mortgage (“Taxes”) at least 45 days prior to each date on which Taxes become delinquent (“Delinquency Date”). If Lender determines at any time that the Tax Impound will not be sufficient to pay any Taxes at least 45 days prior to the Delinquency Date, Lender shall notify Borrower of such determination and Borrower shall deposit with Lender the amount of such deficiency not more than 10 days after Borrower’s receipt of such notice; provided, however, if Borrower receives notice of any such deficiency less

EXHIBIT A-3

than 45 days prior to the Delinquency Date, Borrower shall deposit the amount of such deficiency with Lender not more than 3 Business Days after Borrower’s receipt of such notice but in no event later than the Business Day immediately preceding the Delinquency Date. So long as no Default exists, Lender shall apply the Tax Impound to the payment of the Taxes.

3.2.	Insurance Impound. Borrower shall deposit with Lender the following amounts(s) (collectively, “Insurance Impound”): on the First Full Due Date and on each Due Date thereafter, an amount estimated from time to time by Lender in its sole discretion to be sufficient to pay the premiums for insurance required to be maintained by Borrower under Section 6.10 of the Mortgage (“Insurance Premiums”) at least 45 days prior to the date on which the current such insurance policies expire (“Insurance Expiration Date”). If Lender determines at any time that the Insurance Impound will not be sufficient to pay the Insurance Premiums at least 45 days prior to the Insurance Expiration Date, Lender shall notify Borrower of such determination and Borrower shall deposit with Lender the amount of such deficiency not more that 10 days after Borrower’s receipt of such notice; provided, however, if Borrower receives notice of any such deficiency less than 45 days prior to the Insurance Expiration Date, Borrower shall deposit the amount of such deficiency with Lender not more than 3 Business Days after Borrower’s receipt of such notice but in no event later than the day immediately preceding the Insurance Expiration Date. So long as no Default exists, Lender shall apply the Insurance Impound to the payment of the Insurance Premiums. Notwithstanding the foregoing, in the event that there is a blanket policy for general liability and property insurance procured by Borrower or Manager which has been approved by Lender in accordance with the Loan Documents, Borrower shall not be required to make the monthly deposit into the Insurance Impound as provided for above.

3.3.	Intentionally Deleted.

3.4.

FF&E Impound. Borrower shall deposit with Lender the following amount(s) (collectively, the “FF&E Impound”): (i) on the Closing Date, the FF&E First Quarterly Deposit and (ii) the applicable FF&E Quarterly Reserve Deposit on the first day of each calendar quarter thereafter. The FF&E Quarterly Reserve Deposits shall commence on January 1, 2006. With respect to each such calendar quarter, Borrower shall make the Quarterly Reserve Deposit and furnish to Lender on the first day of such calendar quarter a written report, signed, dated and certified by Borrower and substantially in the form of Exhibit C attached hereto, setting forth a calculation of the amounts required to be deposited hereunder for such subject quarter, including Borrower’s Gross Revenues for the Look-Back Quarter and the expenditures for FF&E and capital improvements that the Borrower has incurred and paid for and has not yet been reimbursed in accordance with this Section 3.4. Immediately upon the sale of any depreciable property, the proceeds thereof shall be deposited with Lender and such amounts shall be part of the FF&E Impound (any such amounts shall not affect or diminish the quarterly deposit required to be made with Lender hereunder). So long as no

EXHIBIT A-4

Default exists (and after the occurrence and during the continuance of a Default, in Lender’s sole discretion), or during any Cash Flow Trigger Period (as defined in the Cash Management Agreement), provided that no Default then exists (or if a Default then exists, in Lender’s sole discretion), Lender shall disburse the funds from the FF&E Impound no more than once per calendar quarter to Borrower within five (5) business days of receipt of the FF&E Reserve Deposit Certification in the form attached as Exhibit C, in increments of no less than $5,000 per disbursement (except for a disbursement requested equaling the Maximum FF&E Disbursement hereunder which may be less than $5,000) (but such disbursement shall in no event be more than the Maximum FF&E Disbursement Amount)), to pay or reimburse Borrower for replacement FF&E or capital improvement expenditures at the Property incurred by Borrower in accordance with the Management Agreement; provided, however, that Lender shall have received and approved each of the following:

(a)	Borrower’s written request for such disbursement, substantially in the form of Exhibit C attached hereto;

(b)	a certification from Borrower that (i) the funds being requested shall only be applied to cover the cost of FF&E items and/or capital improvements pursuant to and in accordance with Section 2.3 of the Management Agreement; and (ii) no single line item, payable to any one contractor, vendor, or supplier exceeds $50,000;

(c)	to the extent a disbursement for a single FF&E item payable to any one vendor, contractor, or supplier is in excess of $50,000, Borrower will provide invoice(s) for the item(s); and proof of payment; and any other evidence reasonably requested by Lender to evidence that said expenditures were for items of FF&E and/or capital improvements as contemplated in Section 2.3 of the Management Agreement.

It being understood that upon a Default, Borrower shall not be entitled to any disbursements from the FF&E Impound as provided for above (subject, however, to Lender’s determination to make such disbursements in the exercise of Lender’s sole discretion as provided above), but if the Default is a non-monetary Default, Lender agrees to apply Carry Forward Credits as shown on Exhibit G, provided Borrower is complying with the reporting requirements set forth in this Section 3.4.

3.5.	Cash Management. Borrower shall enter into that certain Cash Management Agreement dated as of even date herewith among Borrower, Lender, as “Lender”, and Lender, as “Depository” (the “Cash Management Agreement”) which shall govern the collection and disbursement of all Gross Income (as defined in the Cash Management Agreement) during the term of the Loan. See Section 4.4 of the Cash Management Agreement for a description of a “Cashflow Trigger Event” which shall trigger Borrower’s obligations to make deposits into the Excess Cash Flow Subaccount (each of such terms defined in the Cash Management Agreement).

EXHIBIT A-5

3.6.	Deferred Maintenance Work. On or before September 1, 2006, Borrower shall (i) complete the lien-free performance of the Deferred Maintenance Work (hereinafter defined) in a workmanlike manner and in accordance with all applicable laws, ordinances, rules and regulations and (ii) deliver to Lender a Borrower’s certification that such Deferred Maintenance Work has been completed in compliance with all applicable laws, including building and zoning codes, rules, and regulations.

“Deferred Maintenance Work” shall mean the required work at the Property, as more particularly set forth on Exhibit D attached hereto.

3.7.	Intentionally Deleted.

3.8.	Disbursement. Lender shall disburse any Impounds to Borrower through a funds transfer of such Impounds initiated by Lender to the following account or such other account as Borrower specifies in a notice to Lender:

Bank Name:	LaSalle National Bank, N. A.
ABA Routing No.:	071-000-505
Account Name:	LHO Backstreets, L. L. C.
Account Number:	580-0963323
Tax ID:	36-3252569
Reference:	Julio E. Morales
Advise:	301-941-1540

Lender shall determine the funds transfer system and other means to be used in making each such disbursement. Borrower agrees that each such funds transfer initiated by Lender shall be deemed to be a funds transfer properly authorized by Borrower, even if the transfer is not actually properly authorized by Borrower. Borrower acknowledges that Lender shall rely on the account number and ABA routing number set forth above or specified in a notice from Borrower to Lender, even if such account number identifies an account with a name different from the name so specified, or the routing number identifies a bank different from the bank so specified. If Borrower learns of any error in the transfer of any Impounds or of any transfer which was not properly authorized, Borrower shall notify Lender as soon as possible in writing but in no case more than 14 days after Lender’s first confirmation to Borrower of such transfer.

3.9.

General. (a) All deposits required to be made by Borrower under this Section 3 constitute Impounds (as defined in the Mortgage) and reference is made to the Mortgage for other provisions regarding Impounds, including, without limitation, a description of the account(s) into which Impounds shall be deposited. Notwithstanding anything to the contrary in the Mortgage, the following

EXHIBIT A-6

Impounds may be invested in Permitted Investments (as defined in Exhibit F attached hereto) in accordance with Section 3.9(b) below: FF&E Impound, the Excess Cashflow Subaccount (as defined in the Cash Management Agreement), the Debt Service Reserve (as defined in the Cash Management Agreement), and the Flag Impound (defined below). Sums on deposit in the FF&E Impound, the Excess Cashflow Subaccount, Debt Service Reserve, and the Flag Impound may, upon Borrower’s written request, be invested in Permitted Investments provided (i) such investments are then regularly offered by Lender (or Servicer on behalf of Lender) for accounts of this size, category and type (Borrower acknowledges that the Servicer or Lender may only offer as an investment opportunity the right to place funds on deposit in the FF&E Impound, the Excess Cashflow Subaccount, Debt Service Reserve and the Flag Impound in an interest bearing account (bearing interest at the money market rate)), (ii) such investments are permitted by applicable federal, State and local rules, regulations and laws, (iii) the maturity date of the Permitted Investment is not later than the date on which sums in the FF&E Impound, the Excess Cashflow Subaccount, Debt Service Reserve and the Flag Impound are required to be disbursed to Lender pursuant to the terms hereof, and (iv) no Default shall have occurred and be continuing. All income earned from the aforementioned Permitted Investments shall be property of Borrower and Borrower hereby irrevocably authorizes and directs Lender (or Servicer on behalf of Lender) to hold any income earned from the aforementioned Permitted Investments as part of the FF&E Impound, the Excess Cashflow Subaccount, the Debt Service Reserve and the Flag Impound. Borrower shall be responsible for payment of any federal, State or local income or other tax applicable to income earned from Permitted Investments. No other investments of the sums on deposit in the Accounts shall be permitted except as provided above. Lender shall not be liable for any loss sustained on the investment in accordance with Borrower’s written request of any funds deposited in the FF&E Impound, the Excess Cashflow Subaccount, the Debt Service Reserve and the Flag Impound.

3.10.

The Flag Reserve. In the event that as of any Testing Date (i) the Property is no longer operated and branded as (A) a “Westin” hotel in accordance with the Management Agreement or (B) an Approved Hotel Flag (as defined in the Mortgage); (ii) the Debt Service Coverage Ratio has decreased 20% or more from the Debt Service Coverage Ratio that was in place as of the calendar quarter immediately prior to the date the Property ceased to be operated and branded as a “Westin” hotel or an Approved Hotel Flag, as applicable (based on the Debt Service Coverage Ratio Statements delivered to Lender in connection with Section 2.1 hereof); and (iii) the annual Cash Flow for the Property is less than $22,000,000 (based on the most recent operating statement delivered to Lender in accordance with Section 2.1 hereof), then Borrower shall immediately commence making a monthly deposit with Lender (the “Flag Impound”) in the amount of $450,000 on the next Due Date and on each Due Date thereafter until the Flag Reserve Termination Date (as defined below) shall have occurred and be continuing. The “Flag Reserve Termination Date” shall occur, provided no Default shall have then occurred and be continuing (1) (x) once the Debt Service

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Coverage Ratio is equal to or greater than the Approved Debt Service Coverage Ratio for two (2) consecutive calendar quarters, and (y) the Property continues to be operated as a hotel; or (2) the Property is operating as an Approved Hotel Flag (as defined in the Mortgage). “Approved Debt Service Coverage Ratio” shall mean the Debt Service Coverage Ratio that was in effect for the calendar quarter immediately prior to the date that the Property ceased to be operated and branded as (A) a “Westin” flag in accordance with the Management Agreement, or (B) an Approved Hotel Flag. On the Flag Reserve Termination Date, all funds in the Flag Impound shall be returned to Borrower; provided a Cashflow Trigger Event (as defined in the Cash Management Agreement) has not occurred.

4.	TWO-TIME RIGHT OF TRANSFER OF PROPERTY. Notwithstanding anything to the contrary contained in Section 6.15 of the Mortgage, Lender shall, two (2) times during the Loan term only (provided, however, a Sponsor SPE Assumption shall only be permitted one (1) time during the Loan in accordance with this Section 4), consent to the voluntary sale or exchange of all of the Property by Mortgagor (as defined in the Mortgage) so long as no Default has occurred and is continuing and all of the following conditions precedent have been satisfied:

4.1.	Notice. Lender’s receipt of not less than 60 days’ prior written notice of the proposed sale or exchange;

4.2.	Credit Review and Underwriting. Lender’s reasonable determination that the proposed purchaser, the proposed guarantor(s), if any, and the Property all satisfy Lender’s then applicable credit review and underwriting standards, taking into consideration, among other things, (a) any decrease in the Property’s cash flow which would result from any increase in real property taxes due to any anticipated reassessment of the Property for tax purposes and (b) Any requirement of Lender that the purposed purchaser satisfy Lender’s then applicable criteria for a single purpose bankruptcy remote entity;

4.3.	Experience. Other than in connection with a Sponsor SPE Assumption, Lender’s reasonable determination that the proposed purchaser possesses satisfactory recent experience in the ownership and operation of properties similar to the Property;

4.4.	Intentionally Deleted.

4.5.	Documents and Instruments. Lender’s receipt of such fully executed documents and instruments as Lender shall reasonably require, in form and content reasonably satisfactory to Lender, including, without limitation, (a) an assumption agreement under which the purchaser or Sponsor SPE (as applicable) assumes all obligations and liabilities of Borrower under this Note and the other Loan Documents and agrees to such amendments to the Loan Documents as Lender may reasonably require in order to reflect the change in the borrowing entity and principals and (b) a consent to the sale or exchange by each existing guarantors and a reaffirmation of each guarantor’s obligations and liabilities under each guaranty or the execution of new guaranties by new guarantors reasonably satisfactory to Lender;

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4.6.	Opinions. The purchaser shall furnish an opinion of counsel satisfactory to Lender and its counsel (A) that the assumption of the Loan has been duly authorized, executed and delivered, and that the Note, the assumption agreement and the other Loan Documents are valid, binding and enforceable against the purchaser or Sponsor SPE (as applicable) in accordance with their terms, (B) that purchaser, or Sponsor SPE (as applicable), any entity which is a controlling stockholder, member or general partner of the purchaser or Sponsor SPE (as applicable), and any additional signatory of the purchaser or Sponsor SPE (as applicable) have been duly organized, and are in existence and good standing, (C) with respect to substantive non-consolidation, which opinion shall be in form, scope and substance reasonably acceptable to Lender and (D) with respect to such other matters as Lender may reasonably request;

4.7.	Title Insurance. If required by Lender, delivery to Lender of evidence of title insurance reasonably satisfactory to Lender insuring Lender that the lien of the Mortgage and the priority thereof will not be impaired or affected by reason of such sale or exchange of the Property;

4.8.	Assumption Fee. Other than in connection with a Sponsor SPE Assumption, Payment to Lender of an assumption fee equal to one-half percent (0.5%) of the then outstanding principal balance of this Note, but not less than $15,000; provided, however, (a) the assumption fee on the first transfer of the Property to a third party purchaser in accordance with this Section 4 shall be $150,000, and (b) there shall be no assumption fee due in connection with a Defeasance.

4.9.	Costs and Expenses. Reimbursement to Lender of any and all costs and expenses paid or incurred by Lender in connection with such sale or exchange and Lender’s consent thereto, including, without limitation, all reasonable outside counsel attorneys’ fees, title insurance fees, appraisal fees, inspection fees, environmental consultant’s fees and any fees or charges of the applicable Rating Agencies; and

4.10.	No Downgrade. Other than in connection with a Sponsor SPE Assumption, if required by Lender, delivery to Lender, or cause delivery to Lender, of written evidence from the Rating Agencies that such sale or exchange will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to the sale or exchange for any securities issued in connection with the securitization of the Loan which are then outstanding.

4.11.	No Adverse REMIC Event. If required by Lender, delivery to Lender of an opinion of tax counsel, in form and content and issued by tax counsel satisfactory to Lender’s counsel, that such sale or exchange shall not (a) constitute a “significant modification” of the Loan within the meaning of Treasury Regulation Section 1.860G-2(b) or (b) cause the Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code.

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Lender shall fully release Borrower and each existing guarantor from any further obligation or liability to Lender under this Note and the other Loan Documents upon the assumption by the purchaser and each new guarantor of all such obligations and liabilities and the satisfaction of all other conditions precedent to a sale or exchange in accordance with the provisions of this Section.

5.	PREPAYMENT.

5.1.	The Note contains provisions which permit: Full Defeasance Only and prepayment is permitted during the last 3 months of the term of the Loan.

6.	MEZZANINE OPTION. Notwithstanding anything to the contrary contained in Section 6.15 of the Mortgage, a constituent party or parties of Borrower (other than any such constituent party which is required to be a single purpose, bankruptcy remote entity pursuant to Section 5.2 of the Mortgage) (such party or parties, collectively, the “Mezzanine Borrower”) shall be permitted (the “Mezzanine Option”) to incur mezzanine financing (the “Mezzanine Loan”) secured by a pledge of 100% of the direct or indirect equity ownership interest in Borrower held by Mezzanine Borrower (the “Equity Collateral”); provided Borrower obtains Lender’s approval of the Mezzanine Option, which shall be at Lender’s sole discretion, and, if requested by Lender, a Rating Agency Confirmation.

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